EXHIBIT 5.1

February 7, 1997

Sun Sportswear, Inc.
6520 South 190th Street
Kent, WA 98032

Gentlemen:

     We have acted as counsel to you in connection with the authorization and issuance by Sun Sportswear, Inc. (the "Company") of (i) 650,000 shares of the Company's Series A-1 Convertible Preferred Stock, par value $.01 per share (the "Series A-1 Preferred Shares"); (ii) 300,000 shares of the Company's Series
A-2 Convertible Preferred Stock, par value $.01 per share (the "Series A-2 Preferred Shares"); (iii) 4,596,968 shares of the Company's Series B-1 Convertible Preferred Stock, par value $.01 per share (the "Series B-1 Convertible Preferred Shares"); (iv) 2,578,924 shares of the Company's Series B-2 Convertible Preferred Stock, par value $.01 per share (the "Series B-2 Convertible Preferred Shares"); (v) 2,000,000 shares of the Company's Series B-3 Convertible Preferred Stock, par value $.01 per share (the "Series B-3 Convertible Preferred Shares") (together with the Series A-1 Preferred Shares, Series A-2 Preferred Shares, Series B-1 Convertible Preferred Shares and Series B-2 Convertible Preferred Shares, the "Preferred Shares"); (vi) warrants to purchase 3,030,592 shares of the Company's Common Stock (the "Warrants"); and
(vii) up to 27,530,001 shares of the Company's Common Stock, no par value (the "Common Shares") (including shares issuable upon exercise of the Warrants and upon conversion of the Series B-1 Convertible Preferred Shares, Series B-2 Convertible Preferred Shares and Series B-3 Convertible Preferred Shares (collectively, the "Series B Shares")), pursuant to the terms of the Agreement and Plan of Merger dated as of November 13, 1996, as amended (the "Merger Agreement"), by and among the Company and BSI Holdings, Inc. ("BSI"), and the preparation and filing of a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended, which you are filing with the Securities and Exchange Commission with respect to the Common Shares, Preferred Shares and Warrants.

     We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion.

     Based upon the foregoing, we are of the opinion that upon the happening of the following events,

          (a) due action by the holders of common stock of each of the Company and BSI approving the Merger Agreement,

          (b) the filing of the Registration Statement and any amendments thereto and the effectiveness of the Registration Statement,

          (c) the filing by the Company of Articles of Merger and the Amendment to the Restated Articles of Incorporation setting forth the terms of the Preferred Shares with the Secretary of State of the State of Washington,

          (d) the filing by BSI of the Certificate of Merger with the Secretary of State of the State of Delaware,

          (e) satisfaction or waiver of all conditions precedent set forth in the Merger Agreement, and

          (f) due execution by the Company and registration by its registrar of the Common Shares, Preferred Shares and Warrants, and the issuance and sale of the Common Shares, Preferred Shares and Warrants as contemplated by the Registration Statement and in accordance with the aforesaid shareholder and governmental authorizations (and, with respect to the Common Shares issuable upon conversion of the Series B Shares, or pursuant to exercise of the Warrants, upon receipt of any consideration payable and in accordance with the terms of the Series B Shares or the Warrants, respectively), the Common Shares, Preferred Shares and Warrants will be duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm in the Prospectus, which forms a part of the Registration Statement, under the heading "Legal Matters."

Very truly yours,

/s/ Graham & James LLP/Riddell Williams P.S.
Graham & James LLP/Riddell Williams P.S.